SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a - 101)

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the registrant  X
Filed by a party other than the registrant ___
Check the appropriate box:
___   Preliminary proxy statement
 X    Definitive proxy statement
___   Definitive additional materials
___   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
___ Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

INFORMIX CORPORATION
(Name of Registrant as Specified in Its Charter)

INFORMIX CORPORATION
(Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

    ___    $125 per Exchange Act Rule 0-11(c)(l)(ii), 14a-6(i)(2),
           or Item 22(a)(2) of Schedule 14A

    ___    $500 per each party to the controversy pursuant to
Exchange Act Rule 14a-6(i)(3)

    ___    Fee computed on table below per Exchange Act Rules
14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which
transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

      X   Fee paid previously with preliminary materials.
     ___ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.
Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, schedule of registration statement no.:

     (3)  Filing party:

     (4)  Date filed:
____________
(1) Set forth the amount on which the filing fee is calculated and state how it was determined.

INFORMIX

April 10, 1996

Dear Stockholder:

     It is with great pleasure that the Board of Directors invites you to attend the Annual Meeting of Stockholders of Informix Corporation (the "Corporation") to be held at 5:00 p.m. local time on Thursday, May 16, 1996 at the Corporation's headquarters located at 4100 Bohannon Drive, Menlo Park, California.

     All stockholders are cordially invited to attend the Annual Meeting in person. However, whether you plan to attend the meeting or not, the Board urges you to complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope in order that as many shares as possible may be represented at the meeting.

     At the Annual Meeting, the stockholders will consider proposals to: (i) elect two Class III directors to a three-year term; (ii) approve an amendment to the Corporation's Restated Certificate of Incorporation to increase the authorized number of shares of the Corporation's $.01 par value Common Stock by 150,000,000 shares; and (iii) ratify the appointment of Ernst & Young LLP as the Corporation's independent auditors. Following the Annual Meeting, the management of the Corporation will report on the Corporation's financial and operating performance.

     The Notice of Annual Meeting and Proxy Statement accompanying this letter describe the business to be transacted at the meeting.

     The vote of every stockholder is important, and your cooperation in promptly returning your executed proxy will be appreciated. A proxy may be revoked prior to the meeting and will not affect your right to vote in person in the event that you decide to attend the meeting.

Sincerely,


Phillip E. White
Chairman of the Board

INFORMIX

NOTICE OF 1996 ANNUAL MEETING

To the Stockholders:

     Please take notice that the Annual Meeting of the Stockholders of Informix Corporation, a Delaware corporation (the "Corporation"), will be held on Thursday, May 16, 1996, at 5:00 p.m., local time, at the Corporation's headquarters, located at 4100 Bohannon Drive, Menlo Park, California, for the following purposes:

            1. To elect two class III directors to serve for three-year terms.

            2. To vote upon a proposal to approve an amendment of the Corporation's Restated Certificate of Incorporation to increase the authorized number of shares of the Corporation's $.01 par value Common Stock by 150,000,000 shares.

            3. To vote upon a proposal to ratify the appointment of Ernst & Young LLP as the Corporation's independent auditors for the 1996 fiscal year.

            4.  To transact such other business as may
properly come before the meeting.

     Stockholders of record at the close of business on March 28, 1996 are entitled to notice of, and to vote at, this meeting and any adjournments thereof.

By Order of the Board of Directors,


David H. Stanley, Secretary

Menlo Park, California
April 10, 1996


IMPORTANT:  PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL
THE ENCLOSED PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED TO
ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING.  IF
YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON IF YOU WISH
TO DO SO EVEN THOUGH YOU HAVE SENT IN YOUR PROXY.

INFORMIX
4100 BOHANNON DRIVE
MENLO PARK, CALIFORNIA 94025
(415) 926-6300


PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Informix Corporation ("Informix" or the "Corporation") for the Annual Meeting of Stockholders of the Corporation to be held on May 16, 1996 at the Corporation's headquarters located at 4100 Bohannon Drive, Menlo Park, California (the "Annual Meeting").

PROXY SOLICITATION

     This solicitation of proxies is made on behalf of the Informix Board of Directors.

     In addition to soliciting stockholders by mail, the Corporation will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the stock held of record by such persons and the Corporation will reimburse them for their reasonable out-of-pocket expenses incurred in doing so. The Corporation may use the services of its officers, directors and others, including professional proxy solicitors, to solicit proxies, personally or by telephone.
The cost of soliciting proxies will be borne by the Corporation. The Corporation has retained Corporate Investor Communications, professional proxy solicitors, to assist in the soliciting of proxies. Employees of the soliciting firm may solicit proxies personally, by telephone and facsimile and by any other means of communication. The Corporation expects to pay the solicitor a fee of approximately $7,000 plus normal out-of-pocket expenses for its assistance in preparing soliciting material and soliciting proxies.

     The date of this Proxy Statement is April 10, 1996, the approximate date on which the Proxy Statement and form of proxy were first sent or given to stockholders. The Annual Report to Stockholders for the fiscal year ended December 31, 1995, including financial statements, is included with this Proxy Statement.

     On March 28, 1996, the record date for the Annual
Meeting, the Corporation had outstanding 148,588,894 shares of Common Stock, all of which are entitled to vote on all matters to be acted upon at the Annual Meeting. Each stockholder is entitled to one vote for each share of stock held by him or her.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by filing with the Secretary of the Corporation an instrument revoking it, by presenting at the Annual Meeting a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.




ELECTION OF DIRECTORS
(ITEM A ON PROXY CARD)

     Informix has a five member Board of Directors.
Directors are elected for three-year terms, and are divided into three classes, with directors of one class elected at each Annual Meeting of Stockholders. At the 1996 Annual
Meeting, two directors in Class III are to be elected to a term expiring at the 1999 Annual Meeting, or until their successors are duly elected and qualified. Directors in Class I (Mr. Yansouni) and Class II (Messrs. Koch and McDonnell) and have been elected to terms expiring at the Annual Meetings in 1997 and 1998, respectively, or until their successors are duly elected and qualified.

     The Corporation's two nominees for Class III director are Albert F. Knorp, Jr. and Phillip E. White. Both are Class III members of the present Board. The proxy holders intend to vote each proxy received by them for the election of the two named nominees unless otherwise instructed on the proxy card. The Corporation is not aware of any circumstances why either nominee will be unable or will decline to serve as a director. In the event that a nominee for director shall become unavailable or unable to serve, it is intended that votes under the proxies will be cast for such substitute nominee as may be nominated by the Board.

      If a quorum is present or represented and voting, the affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the Annual Meeting is required to elect each director. Abstentions and shares held by brokers that are present, but not voted because the brokers were prohibited from exercising discretionary authority, i.e., "broker non-votes," will be counted as present for purposes of determining if a quorum is present, but will have no effect on the vote.

     THE INFORMIX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE ELECTION OF MESSRS. KNORP AND WHITE AS CLASS III
DIRECTORS OF INFORMIX.

     The following table sets forth the name and age of each director, including the continuing directors and the nominees for directors, and the year during which each individual began serving as a director of the Corporation.


                                    Served as Director
                                    of the Corporation
                              Age   From
Class I Directors
     Cyril J. Yansouni        53    1991
Class II Directors
     James L. Koch            52    1991
     Thomas A. McDonnell      50    1988
Class III Directors
     Albert F. Knorp, Jr.     60    1984
     Phillip E. White         53    1989


     Set forth below are biographical summaries of the incumbent directors and the nominees, including descriptions of their principal occupations:

     Albert F. Knorp, Jr. has served as Assistant Secretary of Informix since 1985. Mr. Knorp has been of counsel to the law firm of Gray Cary Ware & Freidenrich since November 1994. He had previously been a partner in the law firm of Lewis, Knorp, Walsh & Kavalaris since its formation in November 1990. Mr. Knorp serves as Chairman of the Nominating Committee and as a member of the Audit and Compensation Committees.

     James L. Koch has been Dean of the Leavey School of Business & Administration at Santa Clara University since July 1990. He served as Manager of the Organization, Planning and Development Department of Pacific Gas and Electric Company, a public utility, in San Francisco from January 1981 to July 1990. Mr. Koch serves as a member of the Audit and Compensation Committees.

     Thomas A. McDonnell became a director of Informix in February 1988. He has served as Chief Executive Officer of DST Systems, Inc. ("DST"), a transfer agent for mutual funds, stocks and bonds, since October 1984 and as a director of DST since 1971. He has served as President of DST from 1973 until October 1984 and from March 1987 to the present, and was its Treasurer from 1973 to September 1995. Mr. McDonnell was Executive Vice President of Kansas City Southern Industries, Inc. ("KCSI"), a holding company and the former parent of DST, from August 1983 to November 1995 and was a director of KCSI from August 1983 to November 1995. Mr. McDonnell is also director of BHA Group, Inc., a manufacturer of pollution control devices, The Continuum Company, a software provider to the insurance industry, First of Michigan Capital Corporation, a broker/dealer, and Nellcor-Puritan-Bennett Corporation, a medical device company. Mr. McDonnell serves as Chairman of the Audit Committee and as a member of the Compensation Committee and the Nominating Committee.

     Phillip E. White has been Informix's Chief Executive Officer and a director since January 1989. He has held the additional office of President since August 1990 and of Chairman since December 1992. Mr. White also serves as a director of Adaptec, Inc., a computer input/output technology company, and of Legato Systems, a manufacturer and developer of network storage management software products.

     Cyril J. Yansouni is the Chief Executive Officer and Chairman of Read-Rite Corporation, a manufacturer of thin film magnetic recording heads. Prior to joining Read-Rite Corporation in March 1991, Mr. Yansouni was with Unisys Corporation, a world-wide electronics-based information systems company, from December 1988 as its Executive Vice President and President of the Computer Systems Product Group. Mr. Yansouni is also a director of PeopleSoft, Inc., a software company, and Raychem Corporation, an international manufacturer and marketer of products for electronics, industrial and telecommunications applications. Mr. Yansouni serves as Chairman of the Compensation Committee and as a member of the Audit Committee.

     There is no family relationship between any director or executive officer of the Corporation.

     During 1995, the Board of Directors of the Corporation held a total of eight meetings. No director attended fewer than 75% of the meetings of the Board of Directors and the committees of the Board on which such director served.

     The Board of Directors has an Audit Committee, a
Compensation Committee and a Nominating Committee.

     The Audit Committee recommends the appointment of independent auditors to the Board, reviews the results of the audit of the Corporation's financial statements by the independent auditors, reviews with management and with the independent auditors the annual financial statements and independent auditors' report, approves professional services performed by the independent auditors and related fees, and periodically reviews the Corporation's accounting policies and internal accounting and financial controls. The members of the Audit Committee are Messrs. Knorp, Koch, McDonnell and Yansouni. During 1995, the Audit Committee met four times.

     The Compensation Committee reviews and recommends salaries for the Chief Executive Officer, other officers and key employees. The Compensation Committee also serves as the committee which administers the Corporation's 1986 Stock Option Plan, 1992 Equity Incentive Plan and 1994 Stock Option and Award Plan and in this capacity approves employee stock option grants and awards. The members of the Compensation Committee are Messrs. Knorp, Koch, McDonnell and Yansouni. During 1995, the Compensation Committee met four times.

     The Nominating Committee identifies and recommends to the Board of Directors prospective candidates to be considered as nominees for election to the Board. The members of the Nominating Committee are Messrs. Knorp and McDonnell. The Nominating Committee held two meetings during 1995, for the purpose of nominating Messrs. Knorp and White for re-election to the Corporation's Board of Directors. The Nominating Committee will consider the names and qualifications of candidates for the Board submitted by stockholders in accordance with the procedures set forth in "Stockholder Proposals to be Presented at the Next Annual Meeting" below and in the Bylaws of the Corporation.

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's executive officers, directors and persons who beneficially own more than 10% of a registered class of the Corporation's equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation. Such executive officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms filed by such reporting persons.

     Based solely on the Corporation's review of such forms furnished to the Corporation and written representations from certain reporting persons, the Corporation believes that all filing requirements applicable to the Corporation's executive officers, directors and greater than 10% beneficial owners were complied with.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following individuals served as members of the Compensation Committee of the Board of Directors of the Corporation: Albert F. Knorp, Jr., James L. Koch, Thomas A. McDonnell and Cyril J. Yansouni. Mr. Knorp also served as an Assistant Secretary of the Corporation during the fiscal year ended December 31, 1995 and continues to serve in such capacity. Mr. Knorp is of counsel to the law firm of Gray Cary Ware & Freidenrich which provided legal services to the Corporation in 1995 in connection with corporate and licensing matters. Mr. McDonnell is the President, Chief Executive Officer and a director of DST Systems, Inc. ("DST"). Affiliates of DST paid approximately $500,000 to the Corporation in 1995 for products and services.


COMPENSATION OF DIRECTORS

     For the fiscal year ended December 31, 1995, the
Corporation paid all outside directors as follows:  $1,000
for each Board meeting attended; $500 for each meeting of the Audit and Compensation Committees attended; and $2,000 per quarter. For the fiscal year ending December 31, 1996, the outside directors will continue to receive the same compensation as they received in 1995. The Corporation reimburses directors for travel expenses associated with attending board meetings. From time to time, the Corporation may invite the directors' spouses to accompany the directors to a board meeting. When invited, the Corporation also pays the travel expenses incurred by the spouses. In 1995, these spousal travel expenses were less than $5,000 per director. In addition, the outside directors receive options to acquire shares of the Corporation's Common Stock under the Informix 1989 Outside Directors Stock Option Plan (see the "Outside Directors
Stock Option Plan"). Employee directors did not in 1995, and will not in 1996, receive any additional compensation for serving as a director.

OUTSIDE DIRECTORS STOCK OPTION PLAN

     At the 1990 Annual Meeting of Stockholders, the stockholders approved the adoption of the Informix 1989
Outside Directors Stock Option Plan (the "Directors Option
Plan"). Only directors who are not employees of the Corporation or any parent or subsidiary corporations of the Corporation are eligible to be granted options under the Directors Option Plan. The Directors Option Plan is administered by a committee appointed by the Board of Directors of the Corporation, which currently is all of the members of the Board. Options for 15,000 shares of stock are granted automatically upon election or re-election to the Board of Directors.

     Options granted under the Directors Option Plan are evidenced by written agreements specifying the number of shares of stock covered thereby and the option price, which price shall be the fair market value of the shares as of the date of grant of the option. No option may be exercised after the expiration of ten years from the date the option is granted. All options must be granted, if at all, no later than May 2009. A total of 1,600,000 shares of Common Stock of the Corporation (subject to adjustment in the event of certain changes in the capital structure of the Corporation) may be issued under the Directors Option Plan.

     In 1995, Messrs. Koch and McDonnell were each granted an option for 30,000 shares upon re-election to the Board which vests pro-rata over a three year period from the date of grant.
The foregoing number of shares has been adjusted to give effect to the two-for-one stock split effected in the form of a stock dividend in June 1995. Assuming Mr. Knorp is re-elected to the Board at the 1996 Annual Meeting, he will be granted an option for 15,000 shares which will vest pro-rata over a three year period from the date of the grant. Options issued to terminated directors lapse 30 days after termination as a director and unexercised shares subject to those options are returned to the share reserve and become available for future stock option grants.


     Options may be exercised by payment of the option price in cash, check or cash equivalent. All options granted under the Directors Option Plan shall be nonqualified stock options, that is options which do not meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended. Options are non-assignable and non-transferable and may be exercised only by the optionee. In the event of a transfer of control or the dissolution of the Corporation, the director shall have 30 days within which to exercise the options to the extent of all or any part of the shares subject to such options.

     The Board may terminate or amend the Directors Option Plan at any time, but without the approval of stockholders, the Board may not amend the Directors Option Plan to increase the number of shares subject thereto or to change the class of persons eligible to receive options thereunder.


STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table contains information regarding the ownership of the Common Stock of the Corporation as of March 28, 1996, by all persons who, to the knowledge of the Corporation, were the beneficial owners of 5% or more of the outstanding shares of Common Stock of the Corporation, each director and director nominee of the Corporation, the Chief Executive Officer and each of the four other most highly compensated executive officers, and all current directors and executive officers of the Corporation as a group:

                                                                 APPROXIMATE
                                        AMOUNT AND NATURE        PERCENT OF COMMON
NAME                                    BENEFICIAL OWNERSHIP(1)  STOCK OUTSTANDING

5% Stockholders
The Equitable Companies
  Incorporated (2)                      7,576,871                5.1%
20th Century Companies, Inc. (3)        8,006,400                5.4%

Directors and Executive Officers
D. Kenneth Coulter (4)                    265,238                *
Howard H. Graham (5)                      184,222                *
Albert F. Knorp, Jr.                      143,180                *
James L. Koch (6)                          88,000                *
Thomas A. McDonnell (7)                   130,000                *
Mike Saranga                              133,399                *
Phillip E. White (8)                    1,138,657                *
Edwin C. Winder (9)                       284,816                *
Cyril J. Yansouni (10)                     30,000                *

All current directors and executive
officers as a group (20 persons) (11)   5,350,376                3.6%

_______________

* Represents less than 1% of the outstanding shares.

(1) To the Corporation's knowledge, the persons named in the table under "Directors and Executive Officers" have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

(2)  This information is based solely on the Schedule 13G dated
February 9, 1996 which was filed with the Securites and Exchange
Comission by The Equitable Companies Incorporated which states that these shares were beneficially owned by subsidiaries of The
Equitable Companies Incorporated as of December 31, 1995.

(3) This information is based solely on the Schedule 13G dated February 9, 1996 which was filed with the Securites and Exchange Comission by 20th Century Companies, Inc. which states that these shares were beneficially owned by 20th Century Companies, Inc., and its affiliates, James E. Stowers and Investors Research Corporation ("IRC"), as of December 31, 1995 by virtue of IRC's management of certain investment companies and institutional investor accounts.

(4) Includes 257,500 shares subject to options currently exercisable or exercisable within 60 days of March 28, 1996.

(5) Includes 180,000 shares subject to options currently exercisable or exercisable within 60 days of March 28, 1996.

(6) Includes 86,000 shares subject to options currently exercisable or exercisable within 60 days of March 28, 1996.

(7) Includes 90,000 shares subject to options currently exercisable or exercisable within 60 days of March 28, 1996.

(8) Includes 1,127,500 shares subject to options currently exercisable or exercisable within 60 days of March 28, 1996.

(9) Includes 272,500 shares subject to options currently exercisable or exercisable within 60 days of March 28, 1996.

(10) Includes 30,000 shares subject to options currently exercisable or exercisable within 60 days of March 28, 1996.

(11) See footnotes 4-10. Also includes, 932,789 shares subject to options currently exercisable or exercisable within 60 days of March 28, 1996.

APPROVAL OF AMENDMENT TO THE CORPORATION'S RESTATED CERTIFICATE OF
INCORPORATION
(ITEM B ON PROXY CARD)

     The Board of Directors recommends an amendment of the Corporation's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock, par value $.01 per share ("Common Stock"), from 350,000,000 to 500,000,000 shares. As of March 28, 1996,
148,588,894 shares of Common Stock were issued and outstanding and 22,363,200 shares were reserved for issuance under the Corporation's stock option plans and employee stock purchase plan. The Corporation also has reserved a total of 350,000 shares of its Preferred Stock for issuance in certain circumstances under its Amended and Restated Preferred Shares Rights Agreement. The remaining 4,650,000 shares of the Corporation's authorized but unissued Preferred Stock may be issued with such rights, preferences, and limitations as the Board of Directors may determine from time to time.

     The Corporation has no present plans, understandings or agreements for the issuance or use of the proposed additional shares of Common Stock. However, the Board of Directors believes that the proposed increase is desirable so that, as the need may arise, the Corporation will have more financial flexibility and be able to issue shares of Common Stock, without the expense and delay of a special stockholders' meeting, in connection with possible stock dividends, or stock splits accomplished through stock dividends, equity financings, future opportunities for expanding the business through investments or acquisitions and management incentive and employee benefit plans and for other purposes.

     Authorized but unissued shares of the Corporation's Common Stock may be issued at such times, for such purposes and for such consideration as the Board of Directors may determine to be appropriate without further authority from the Corporation's stockholders, except as otherwise required by applicable law or stock exchange policies.

     Although the Board of Directors has no present intention of doing so, the Corporation's authorized but unissued Common Stock and Preferred Stock could be issued in one or more transactions which would make more difficult or costly, and less likely, a takeover of the Corporation. Issuing additional shares of stock would also have the effect of diluting the stock ownership of persons seeking to obtain control of the Corporation. Moreover, certain companies, including the Corporation, have issued rights to purchase their common and preferred stock, with such rights having terms designed to encourage potential acquirors of the Corporation to negotiate with the Corporation's Board of Directors. The authorized but unissued shares of Common Stock and Preferred Stock would be available for use in connection with the issuance of such rights. The proposed amendment to the Corporation's Restated Certificate of Incorporation is not being recommended in response to any specific effort of which the Corporation is aware to obtain control of the Corporation, nor is the Board of Directors currently proposing to adopt any new anti-takeover measures.

     The adoption of the proposed amendment of the Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 350,000,000 to 500,000,000 shares will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. Therefore, abstentions and broker non-votes will have the effect of votes against the amendment.

     THE INFORMIX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE AMENDMENT OF THE INFORMIX CORPORATION RESTATED CERTIFICATE OF
INCORPORATION


RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
(ITEM C ON PROXY CARD)

     The Board selects the Corporation's independent auditors on an annual basis for each ensuing fiscal year, to serve at the discretion of the Board. The Informix Board of Directors has engaged Ernst & Young LLP as independent auditors to audit the consolidated financial statements of the Corporation for fiscal year 1996.

     If the stockholders, by the affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting, do not ratify the appoint of Ernst & Young LLP, the selection of independent auditors will be reconsidered by the Board. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not be considered as cast either for or against this proposal, and accordingly, will not be counted when determining whether or not this proposal has been approved. Notwithstanding the selection, the Board, in its discretion, may direct the appointment of a new independent auditing firm at any time during the year if the Board feels that such a change would be in the best interests of the Corporation and its stockholders.

     Ernst & Young LLP has audited the financial statements of the Corporation since 1988. A representative of Ernst &
Young LLP will be present at the Annual Meeting and will be given the opportunity to make a statement and respond to appropriate questions.

     THE INFORMIX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A
VOTE FOR RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS
INDEPENDENT AUDITORS.


OTHER BUSINESS

     The Board knows of no business which will be presented for consideration at the Annual Meeting other than as stated herein and in the Notice of Meeting attached hereto. If, however, other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented thereby on such matters as directed by the Board of Directors.


STOCKHOLDER PROPOSALS TO BE PRESENTED AT THE NEXT ANNUAL
MEETING

     Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders of the Corporation
(1) must be received by the Corporation at its offices no later than December 11, 1996, and (2) must satisfy the conditions established by the Securities and Exchange
Commission for stockholder proposals to be included in the Corporation's Proxy Statement for that meeting.


EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid to or earned by the Corporation's Chief Executive Officer and the Corporation's four other most highly compensated executive officers for services rendered to the Corporation during the fiscal years ended December 31, 1995, 1994 and 1993:

SUMMARY COMPENSATION TABLE

                                                   Long Term
                                                   Compensation
                                                   Awards
                                    Annual         Securities
                                 Compensation      Underlying   All Other
Name and                       Salary    Bonus     Options      Compensation
Principal Position      Year   ($)       ($)       (#)(1)       ($)
Phillip E. White        1995   421,667   400,000   250,000       4,256(2)
Chairman, President     1994   387,000   300,000   100,000       3,000
and Chief Executive     1993   363,666   315,000   190,000       2,500
Officer

Howard H. Graham        1995   244,333   200,000   120,000       3,363(3)
Sr. Vice President,     1994   226,667   130,000    50,000       2,406
Finance and Chief       1993   210,500   152,800    60,000       1,870
Financial Officer

D. Kenneth Coulter (4)  1995   227,100   194,102    60,000       3,226(5)
Sr. Vice President,     1994   210,082   128,622    35,000      25,494
International           1993   171,592   166,227    50,000      22,686

Mike Saranga (6)        1995   229,333   168,000   130,000       5,525(7)
Sr. Vice President,     1994   212,000   150,000    40,000       3,844
Product Management and  1993   127,308   193,000   160,000       1,406
Development

Edwin C. Winder         1995   206,667   145,725    50,000       3,363(8)
Sr. Vice President,     1994   193,750   126,142    30,000       2,406
Japan Operations        1993   172,449   154,188    40,000       1,531

_______________

(1) Adjusted to give effect to the two for one stock split effected in the form of stock dividends declared in June
1995.

(2) Includes $2,256 for group paid life insurance paid by the Corporation and $2,000 for a 401K Plan corporate matching contribution.

(3) Includes $1,363 for group paid life insurance paid by the Corporation and $2,000 for a 401K Plan corporate matching contribution.

(4) Adjusted to US dollar equivalents based on foreign exchange rates on December 31, 1995, 1994 and 1993, respectively.

(5) Includes $969 for group paid life insurance paid by the Corporation and $2,257 paid into a pension plan for Mr. Coulter.

(6) Mr. Saranga became an employee and an executive officer of the Corporation in May 1993.

(7) Includes $3,525 for group paid life insurance paid by the Corporation and $2,000 for a 401K Plan corporate matching contribution.

(8) Includes $1,363 for group paid life insurance paid by the Corporation and $2,000 for a 401K Plan corporate matching contribution.



OPTION GRANTS IN LAST FISCAL YEAR

                          INDIVIDUAL GRANTS
                      NUMBER OF                                               POTENTIAL REALIZABLE VALUE
                      SECURITIES        % OF TOTAL                            AT ASSUMED ANNUAL RATES OF
                      UNDERLYING        OPTIONS GRANTED EXERCISE              STOCK PRICE APPRECIATION
                      OPTIONS           TO EMPLOYEES    PRICE     EXPIRATION  FOR OPTION TERM (3)
NAME                  GRANTED (#)(1)    IN FISCAL YEAR  ($/SH)(2) DATE        5% ($)     10% ($)
Phillip E. White (4)  250,000           6.6122          18.25     4/18/2005   2,869,332  7,271,450
Howard H. Graham (4)  120,000           3.1738          18.25     4/18/2005   1,377,279  3,490,296
D. Kenneth Coulter     60,000           1.5869          18.25     4/18/2005     688,640  1,745,148
Mike Saranga          130,000           3.4383          18.25     4/18/2005   1,492,053  3,781,154
Edwin C. Winder        50,000           1.3224          18.25     4/18/2005     573,866  1,454,290

_______________


(1) Options granted in 1995 are exercisable starting 12 months after the grant date, with 25% of the shares becoming exercisable at that time and with an additional 25% of the option shares becoming exercisable on each successive anniversary date, with full vesting occurring on the fourth anniversary date. Under the terms of the option plan, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding options. The options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment. The number of shares shown has been adjusted to give effect to the two-for-one stock split effected in the form of a stock dividend in June 1995.

(2) The exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares, subject to certain conditions.

(3) The 5% and the 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Corporation's estimate or projection of the future Common Stock price. Of course, the actual realizable value of the stock options will depend on the appreciation of the stock price and the executive officer's continued employment with the Corporation through the applicable vesting periods of the stock options.

(4) The terms of the stock options granted to Messrs. White and Graham in 1995 and prior years provide that such stock options shall become fully vested and immediately exercisable in the event of a change in control of the Corporation. A change in control of the Corporation is defined as a sale or exchange of securities by the stockholders of the Corporation, a merger involving the Corporation or a sale of all or substantially all of the assets of the Corporation, wherein the stockholders of the Corporation immediately before the sale or exchange, merger or sale of assets do not retain, directly or indirectly, at least a majority of the beneficial interests in the voting securities of (i) the Corporation, in the event of a sale or exchange, (ii) the resultant corporation, in the event of a merger, or (iii) the transferee corporation or corporations, in the event of a sale of assets.



AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

                                                   NUMBER OF SECURITIES UNDERLYING  VALUE OF UNEXERCISED
                   SHARES                          UNEXERCISED OPTIONS              IN-THE-MONEY OPTIONS AT
                   ACQUIRED ON     VALUE           AT FISCAL YEAR-END (#)           FISCAL YEAR END ($)(1)
NAME               EXERCISE (#)    REALIZED ($)(1) EXERCISABLE UNEXERCISABLE        EXERCISABLE UNEXERCISABLE
Phillip E. White   266,000         5,597,868       770,000     790,000              19,181,536  15,654,990
Howard H. Graham   175,000         3,019,621        50,000     305,000               1,175,625   5,700,310
D. Kenneth Coulter 117,500         2,592,981       150,000     212,500               3,641,012   4,275,310
Mike Saranga       120,000         2,180,308             0     350,000                       0   6,112,492
Edwin C. Winder     50,000         1,107,410       195,000     165,000               5,300,618   3,247,186

_______________

(1) Market value of the underlying securities at exercise date or year-end, as the case may be, minus the exercise price.

     The number of shares shown have been adjusted to give effect to the two-for-one stock split effected in the form of a stock dividend in June 1995.


TRANSACTIONS WITH MANAGEMENT

     In June 1993, the Corporation made a loan in the principal amount of $150,000 to Mr. Saranga, Senior Vice President, Product Management and Development, in connection with his accepting employment by the Corporation. The loan is secured by a second deed of trust on property acquired by Mr. Saranga in California and was originally due and payable in full on the earliest of June 2, 1995, the date Mr. Saranga sold his Connecticut property or the date Mr. Saranga's employment with the Corporation was terminated.
In June 1995, Mr. Saranga and the Corporation amended the loan to increase the interest rate of 3.56% per annum to 6.55% per annum and to provide that $30,000 of principal, and accrued interest, will be forgiven on June 2, 1996 and each anniversary thereafter provided Mr. Saranga remains an employee of the Corporation. The loan continues to provide that the full amount of unpaid principal and accrued interest will become immediately due and payable on the date Mr. Saranga's employment with the Corporation is terminated for any reason.

     Mr. Knorp, a director of the Corporation, is of counsel to the law firm of Gray Cary Ware & Freidenrich, which provided legal services to the Corporation in 1995 in connection with corporate and licensing matters.

     Mr. McDonnell, a director of the Corporation, is the President, Chief Executive Officer and a director of DST Systems, Inc. Affiliates of DST paid approximately $500,000 to the Corporation in 1995 for products and services.


     Notwithstanding anything to the contrary set forth in any of the Corporation's previous filings under the Securities Act of 1933, as amended, or the Securities
Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph shall not be incorporated by reference into any such filings, nor shall they be deemed to be soliciting material or deemed filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF
DIRECTORS

     The duty of the Compensation Committee of Informix (the "Committee") is to set and administer policies for Informix's compensation programs, which include base and incentive pay plans, stock option and employee stock purchase plans, and other employee benefit plans. The Committee is comprised of four outside members of the Board of Directors: Messrs. Knorp, Koch, McDonnell and Yansouni.

     Informix, at the request of the Committee, has retained the services of Towers Perrin to assist the Committee in connection with its duties. Towers Perrin has provided these services to the Committee since 1991. As part of these services, Towers Perrin advises the Committee on the reasonableness of compensation paid to executive officers of Informix and how the overall level of compensation paid to executive officers compares to that paid by other companies that compete with Informix for executive employees (the "Comparison Companies").

     The Comparison Companies are a group of companies in the computer industry that are either the source of executive employees for Informix or which offer employment to candidates from Informix. The Comparison Companies are generally headquartered in the same geographic area as Informix and have similar international presences, market capitalizations and numbers of employees. They comprise approximately 50% of the companies in the Software Product Group of the Hambrecht & Quist Software Sector Index shown on the stock comparison graph below. The Committee believes that the Comparison Companies is the best group for comparing Informix's compensation levels because
Informix competes with this group of companies for employees. The companies that comprise the H&Q Software Sector Index, the group used for stock performance, are the best for evaluating Informix's stock performance because they most closely represent the companies whose products and services compete with those of Informix.

     Based upon the advice that the Committee receives from Towers Perrin, the Committee sets the annual compensation (base salary plus incentive compensation) of and stock option grants to the CEO. In addition, the Committee reviews the annual compensation and stock option grants recommended by management for all executive officers, and with the advice of Towers Perrin, approves compensation levels and stock option grants.

     The Committee believes that annual compensation and benefit plans need to be managed as an investment in Informix's employees with the expectation that the employees will contribute to defined levels of financial performance and return to Informix's investors. An individual's annual compensation and stock option grants will vary in relation to the individual's position with Informix and that person's individual performance. The goal is to target base salaries at the 50th percentile of that provided by the Comparison Companies and to provide a total cash compensation opportunity through incentive bonuses at the 75th percentile for superior performance. The stock option grants given to employees are intended to provide long-term incentive compensation and as supplemental retirement benefits for employees. The stock grants are set at multiples of base salary scaling down from the CEO to non-executive employees. Grants are generally targeted at the 50th percentile of that provided by the Comparison Companies with grants to superior performing employees targeted at the 75th percentile. In making stock grants, the Committee also considers the historical and expected contributions of the employee and previous grants to that employee.

     Other than a 401K Plan for US employees and as required by competitive practice or law in certain foreign countries where
Informix has offices and employees, Informix does not provide retirement benefits for its employees.

     The total compensation program is designed to support and complement Informix's mission, management philosophy, business strategies and employee relations goals; attract and retain able, skilled and motivated employees; and allow international locations to adapt compensation plans to local customs and requirements.

     The CEO and all other executive officers receive a base salary that is generally adjusted annually to reflect changes in market conditions, Informix's performance and individual responsibilities. In addition, the CEO and all other executive officers and certain other key management employees participate in an annual Executive Incentive Compensation Plan (the "EICP"). Bonuses paid under the EICP are based on the officer's performance and on the performance of Informix as measured by financial objectives established by the Committee at the beginning of each fiscal year. In 1994 and again in 1995, the corporate financial objectives were and are operating profit and revenue growth, each rated equally in importance. The financial objectives are reviewed by the Committee each year and those used in a particular year are intended to reflect those areas most necessary to maximize the return to investors. Depending on the employee's level, target compensation under the EICP ranges from 20% to 60% of the employee's base salary. If Informix's financial and the individual's personal objectives are exceeded it is possible for the actual bonus amounts to exceed the target amounts.

     Mr. White's base salary for 1995 was determined by review of base salaries paid to CEO's of the Comparison Companies. Mr. White's base salary for 1995 was at the median of the CEO salaries of the Comparison Companies based on information available for salaries paid in 1994. Mr. White's 1995 EICP participation was based 80% on Informix's financial performance and 20% on his personal performance. While Mr. White's target payout was 60% of base salary at targeted levels of performance, his actual payout was 92% of base salary as a result of Informix achieving results in excess of its financial performance objectives in 1995, including the timely release of new products.

     Messrs. Coulter and Winder participate in the EICP, but, in addition to the objectives described above, a portion of their incentive compensation is determined by the results of their respective sales organizations. The EICP and incentive compensation portion of the annual compensation for the other four most highly compensated officers was an average of 78% of each person's 1995 total base salary.

     During 1995, the Committee considered and granted stock options to the executive officers of Informix, including Mr.
White. Each of the officers received grants based on his or her performance, level of responsibility, historical and expected contribution to Informix's success and previous grants. Mr.
White received a stock option grant covering 250,000 shares based on his senior position with Informix, his previous grants and his past and expected contributions to Informix's future success. The foregoing number of shares has been adjusted to give effect to the two-for-one stock split effected in the form of a stock dividend in June 1995. Each option was granted at the fair market value on the date of grant and will only be of value to the employee if, and when, the price of Informix's stock exceeds the exercise price of the option and only if the employee remains with Informix for the entire term of the option vesting schedule.

     The Committee has been advised that none of Informix's executive officers will receive compensation in 1995 that will result in the loss of a corporate federal income tax deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended. In the future it is the intention of the Committee to design compensation plans for executive officers in such a way that the compensation is deductible under Section 162(m).

Compensation Committee Members:

                                Albert F. Knorp, Jr.
                                James L. Koch
                                Thomas A. McDonnell
                                Cyril J. Yansouni


CORPORATION STOCK PRICE PERFORMANCE

     The following graph shows a five-year comparison of cumulative total stockholder returns for the Corporation, the Nasdaq Stock Market Index (US) and the Hambrecht & Quist Software Sector Index for the period commencing on the last trading day in December 1990 and ending on the last trading day in December 1995.*


COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

[The performance graph has been omitted and is described in the appendix filed herewith. The following table sets forth the data points plotted on the omitted graph.]

                               1990  1991  1992    1993    1994    1995
Informix                       $100  $306  $1,611  $1,889  $2,856  $5,333
Nasdaq Stock Market Index (US) $100  $161    $187    $215    $210    $296
H&Q Software Sector Index      $100  $194    $217    $233    $293    $419

______________

* Cumulative total stockholder returns assume that $100 was invested on the last trading day in December 1990 at the closing sales price in the Corporation's Common Stock and each index and that all dividends were reinvested. No cash dividends have been declared on the Corporation's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

     The Nasdaq Stock Market Index (US) was prepared by the
Center for Research in Security Prices and includes all U.S.
Nasdaq Stock Market companies.

     The H&Q Software Sector Index is a subset of the H&Q
Technology Index and is comprised of publicly traded stocks considered by H&Q as representative of the software marketplace as a whole.

By Order of the Board of Directors,


David H. Stanley, Secretary

APPENDIX TO PROXY STATEMENT
FOR ELECTRONICALLY FILED DOCUMENT

1.  Performance Graph.  The performance graph required by
Item 402(l) of Regulation S-K is set forth in the paper copy of the Proxy Statement immediately following the caption
"COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN".

     The performance graph plots the data points listed below the graph for the data sets (i) Informix, (ii) Nasdaq Stock
Market Index (US) and (iii) H&Q Software Sector Index. The graph has a horizontal axis at its bottom which lists from left to right the dates Dec-90, Dec-91, Dec-92, Dec-93, Dec-94 and Dec-95. The graph has a vertical axis at its left which lists from bottom to top the numbers 0, 1000, 2000, 3000, 4000, 5000 and 6000. The data points for each data set are plotted on the graph and are connected by a line. The line connecting the data points in the Informix data set is bold, while the lines connecting the data points in the Nasdaq Stock Market Index (US) data set and the H&Q Software Sector Index data set are normal and dashed, respectively.

PROXY

INFORMIX CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints Phillip E. White and David H. Stanley and either of them, as attorneys of the undersigned with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Informix Corporation, to be held at the Corporation's headquarters located at 4100 Bohannon Drive, Menlo Park, California, on Thursday,
May 16, 1996 at 5:00 p.m., local time, and at any continuation or adjournment thereof, with all the powers which the undersigned might have if personally present at the meeting.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement, dated April 10, 1996, and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and by filing this Proxy with the Secretary of the Corporation, gives notice of such revocation.

     WHERE NO CONTRARY CHOICE IS INDICATED BY THE
STOCKHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED FOR SUCH PROPOSALS AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

     PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN
PROMPTLY IN THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING:

A.     ELECTION OF CLASS III DIRECTORS:

Nominees: ALBERT F. KNORP, JR. and PHILLIP E. WHITE

            FOR /  /          WITHHELD /  /

       (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)
            /  /_________________

B.     To approve amendment of Article Four, Section 1 of the
Corporation's Restated Certificate of Incorporation to increase the authorized number of shares of the Corporation's $0.01 par value Common Stock by 150,000,000 shares.

     FOR /  /     AGAINST /  /     ABSTAIN /  /

C. To approve the selection of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 1996.

     FOR /  /     AGAINST /  /     ABSTAIN /  /

D. With discretionary authority, upon such other matters as may properly come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT  /  /

     Please date and sign exactly as your name or names appear hereon. Corporate or partnership proxies should be signed in full corporate or partnership name by an authorized person. Persons signing in a fiduciary capacity should indicate their full titles in such capacity.


Signature:__________________  Date_____________

Signature:__________________  Date_____________